Exhibit 99.1


            FOR:  Education Management Corporation

            COMPANY CONTACT:
                  Robert McDowell
                  Senior Vice President and Chief Financial Officer
                  (412) 562-0900

            INVESTOR CONTACTS:
                  Donna Stein/Cindy Reid/Valerie Carmello
                  Morgen-Walke Associates, Inc.
                  (212) 850-5600

            PRESS CONTACTS:
                  Richard Dukas/Ann Travers
                  Morgen-Walke Associates, Inc.
                  (212) 850-5600

FOR IMMEDIATE RELEASE

EDUCATION MANAGEMENT CORPORATION AUTHORIZES 2-FOR-1 STOCK SPLIT

Pittsburgh, PA, December 2, 1998 - Education Management Corp. (Nasdaq:EDMC) announced today that its Board of Directors has authorized a 2-for-1 split of its Common Stock. The split will be effected in the form of a 100 percent stock dividend, which will be distributed on December 29, 1998 to shareholders of record at the close of business on December 8, 1998.

Robert Knutson, Chairman and Chief Executive Officer, commented, "EDMC has continued to produce growth in student enrollments, revenues and earnings and we remain optimistic about the Company's future. We are pleased to announce this stock split approximately 2 years after our IPO at $15.00 per share. Our share price has since tripled. The split allows more individual investors to become shareholders and may increase liquidity for all of our investors. The Company will have more than 29 million shares outstanding after the split."

Education Management Corporation is among the largest providers of proprietary post-secondary education in the United States, based on student enrollments and revenues. EDMC's schools offer associate's and bachelor's degree programs and non-degree programs in the areas of design, technology and media arts, culinary arts, fashion and paralegal studies. The Company has provided career-oriented education programs for over 35 years, and its schools have graduated more than 100,000 students.

THIS PRESS RELEASE MAY INCLUDE INFORMATION THAT COULD CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR


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PROVISION  OF THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF 1995.  ANY SUCH
FORWARD-LOOKING STATEMENTS MAY INVOLVE RISK AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS ENCOMPASSED WITHIN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE MATTERS DISCLOSED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.














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